Exhibit 77(c)

                Matters Submitted to a Vote of Security Holders

1. A special meeting of shareholders of the VP Convertible, VP Growth Opportunities, VP High Yield Bond, VP International Value, VP Large Company Value, VP MagnaCap and VP MidCap Opportunities Portfolios was held on July 22, 2003, to approve a Sub-Advisory Agreement between ING Investments LLC and Aeltus Investment Management, Inc. with no change in the Adviser, the portfolio managers or the overall management fee paid by the Fund.

                                                     Shares voted
                                                     against or         Total Shares
Portfolio                       Shares voted for     withheld              voted
---------                       ----------------     --------              -----
VP Convertible                  190,323.391          2,202.085          194,462.807
VP Growth Opportunities         3,803,801.569        199,398.340        4,185,282.638
VP High Yield Bond              7,846,044.680        211,063.111        8,615,528,063
VP International Value          6,572,141.167        192,466.730        7,080,444.683
VP Large Company Value          188,363.790          0.00               190,919.888
VP MagnaCap                     2,460,530.024        60,597.151         2,785,788.396
VP MidCap Opportunities         1,657,635.553        231,858.463        1,932,476.824
VP SmallCap Opportunities       7,947,623.979        299,891.175        8,655,168.592

2. A special meeting of shareholders of the VP Large Company Value Portfolio was held on October 16, 2003, to approve and Agreement and Plan of Reorganization providing for the acquisition of all of the assets of ING VP Large Company Value Portfolio by ING VP MagnaCap Portfolio in exchange for Class S shares of beneficial interest of ING VP MagnaCAp Portfolio and the assumption by ING VP MagnaCap Portfolio of all of the liabilities of ING VP Large Company Value Portfolio, a series of ING Variable Products Trust.

                                                     Shares voted
                                                     against or         Total Shares
Portfolio                       Shares voted for     withheld              voted
---------                       ----------------     --------              -----
VP Large Company Value          177,868.667          0.00               202,647.936